Exhibit 99.1

Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699

Final: For Release

Investor Contacts:
ICR, Inc.
Allison Malkin/Jane Thorn Leeson
(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS FIRST QUARTER FISCAL 2009 RESULTS

First Quarter Comparable Store Sales Rise 4.8%

First Quarter Gross Profit Margin Increases 240 Basis Points

Reports a $2.1 million Improvement in First Quarter Net Loss

Reports Positive Adjusted EBITDA in First Quarter

ST. LOUIS, Mo. June 8, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today announced results for the thirteen weeks ended May 2, 2009.

For the first quarter, the thirteen weeks ended May 2, 2009:

•	Net sales were $45.0 million, an increase of 3.3% from $43.5 million for the thirteen-week period ended May 3, 2008;
•	Comparable store sales increased 4.8%, compared to a decrease of 11.1% in the prior-year period;
•	Gross profit was $12.7 million, or 28.2% of net sales, compared to $11.3 million, or 25.8% of net sales in the first quarter last year;
•	Operating loss was $1.9 million compared to an operating loss of $4.1 million in the first quarter last year;
•	Adjusted EBITDA was $263,000 compared to negative adjusted EBITDA of $1.6 million in the first quarter last year (see Table I); and
•	Net loss was $2.8 million or $0.39 per share, compared to a net loss of $4.9 million, or $0.70 per share in the first quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We began the year solidly, reporting a 4.8% increase in first quarter comparable store sales, a 240 basis point increase in gross profit margin, positive adjusted EBITDA and a significant reduction of our loss, compared to the first quarter last year. Our performance, in an ongoing difficult economy reflects the desirability of our footwear offerings, which is driving increased regular price sales, as well as the ongoing success of our expense, inventory and capital management discipline.”

“As we begin the second quarter, we are pleased with our positioning,” Mr. Edison continued. “Sales trends have remained positive with May’s comparable store sales increase of 3.1%, marking our twelfth consecutive month of positive comp results. Open-toe footwear continues to lead our performance, which bodes well given that it increases as a percentage of our mix throughout the second quarter. We believe the strength in our offerings coupled with fiscal discipline has us poised to generate improved operating results and adjusted EBITDA during the remainder of fiscal 2009.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2009. The Company’s Quarterly Report on Form 10-Q, issued today and the Company’s Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Conference Call

The Company also announced that it will conduct a conference call to discuss its first quarter fiscal 2009 results today, Monday June 8, 2009 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=000065B2. A replay of this call will be available until June 15, 2009 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 324555. The webcast will remain available until September 8, 2009 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates approximately 239 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S CURRENT REPORT ON FORM 8-K FILED ON APRIL 15, 2009.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended May 2, 2009	Thirteen Weeks Ended May 3, 2008
(in thousands, except per share data)	Unaudited	Unaudited

Net sales	$44,976	$43,538
Cost of merchandise sold, occupancy, and buying expenses	32,280	32,288
Gross profit	12,696	11,250

Operating expenses
Selling	9,976	10,712
General and administrative	4,340	4,385
Loss on disposal of property and equipment	284	222
Operating loss	(1,904)	(4,069)

Interest expense	(887)	(807)
Other income, net	22	2
Loss before income taxes	(2,769)	(4,874)

Income tax benefit	—	—

Net loss	$(2,769)	$(4,874)

Net loss per common share	$(0.39)	$(0.70)

Weighted average shares outstanding	7,164	7,006

Cash Flow Data
Cash used in operating activities	$(1,504)	$(6,057)
Cash used in investing activities	(155)	(314)
Cash provided by financing activities	1,665	6,373
Net increase in cash	6	2

Supplemental Data
Comparable store sales increase (decrease)	4.8%	(11.1)%
Gross profit percentage	28.2%	25.8%
Number of stores at end of period	239	249

Bakers Footwear Group, Inc. Balance Sheet Data	May 2, 2009	May 3, 2008
(in thousands)	Unaudited	Unaudited
Cash	$141	$162
Accounts receivable	1,709	1,773
Inventories	22,610	23,611
Other current assets	1,279	2,860
Current assets	25,739	28,406

Property and equipment, net	32,167	41,861
Other assets	1,012	1,212
	$58,918	$71,479

Accounts payable	$8,771	$8,926
Revolving credit facility	13,835	11,511
Subordinated secured term loan	4,281	5,771
Subordinated convertible debentures	4,000	4,000
Other current liabilities	10,364	11,037
Current liabilities	41,251	41,245

Other noncurrent liabilities	9,667	10,197
Shareholders’ equity	8,000	20,037
	$58,918	$71,479

Table I: Reconciliation of Net Loss to Adjusted EBITDA

	Thirteen Weeks Ended May 2, 2009	Thirteen Weeks Ended May 3, 2008
Net loss	$(2,769)	$(4,874)
Interest expense	887	807
Depreciation expense	1,734	2,041
Loss on disposal of property and equipment	284	222
Stock based compensation expense	127	156
Adjusted EBITDA	$263	$(1,648)

Adjusted EBITDA is calculated in accordance with the terms of our Subordinated Secured Term Loan. Adjusted EBITDA is defined as net income (loss) before deducting interest expense, income taxes, depreciation, gains or losses on disposal of property and equipment, impairment expense, and stock based compensation expense. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost) and is also used to determine compliance with a financial covenant in our Subordinated Secured Term Loan. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies. EBITDA may not, however, be comparable in all instances to other similar types of measures.